Filed Pursuant To Rule 433

Registration No. 333-275079

October 17, 2024

Grayscale Investments
Bitcoin Mini Trust (“BTC”) &
Ethereum Mini Trust (“ETH”)October 2024

Table of contents firm overview product profiles: BTC & ETH resources & educational suite for financial professionals only 3 8 20 firm overview for financial professionals only grayscale

Headquartered in Stamford, CT With products in the U.S. and Europe, and clients globally A decade of crypto expertise Grayscale was founded in 2013 A leading crypto asset manager With over a decade of crypto experience 100+ Diverse team of financial professionals firm overview 4 for only

Established

Grayscale was founded in 2013 and has a decade of operational experience in managing crypto investment funds.

Expert

Grayscale combines expertise in traditional finance with a deep specialization in the crypto asset class.

Pioneering

Grayscale created the world’s first publicly-traded Bitcoin fund and continues to pioneer access to investment opportunities in crypto.

Our Mission

As we continue our journey to bring investment opportunities to scale in this nascent asset class, we are focused on both educating investors on the crypto asset class and providing them with a range of potential solutions to help fit their investment needs. Grayscale enables investors to access the digital economy through a suite of future-forward investment products. Founded in 2013, Grayscale has over a decade of industry leading expertise as a crypto-focused asset manager.

Investors, advisors, and allocators turn to Grayscale for exposure to single-asset, diversified, and thematic investment products. invest in your share of the future

Grayscale Investments 6

Our History

Since 2013, Grayscale has pioneered modern asset management and has been a leader in the crypto investment industry.

Innovative Bitcoin Fund

Grayscale launches one of the first Bitcoin investment funds for accredited investors

First Publicly-Traded Bitcoin Fund

Our Bitcoin fund becomes the first publicly-available Bitcoin fund trading on OTC Markets

First-Ever Ethereum Fund

Grayscale launches the first-ever Ethereum investment fund for accredited investors

Drop Gold Ad Campaign

Grayscale launches Drop Gold, a campaign comparing Bitcoin as digital gold with traditional gold

First Publicly-Traded Ethereum Fund

Our Ethereum fund becomes the first publicly-available Ethereum fund trading on OTC Markets

First SEC-Reporting Bitcoin Fund

Our Bitcoin fund becomes the first SEC-reporting Bitcoin fund, offering unprecedented transparency for investors and regulators alike

Cross-Industry Sponsorships

Grayscale became the first crypto-focused company to sponsor an NFL team (NY Giants), and the first to advertise in a print publication (The New York Times)

Grayscale Wins Lawsuit Against SEC

Grayscale wins our lawsuit against the SEC to turn our Bitcoin fund into a spot Bitcoin ETP

First Spot Bitcoin ETP

Our Bitcoin fund becomes the first spot Bitcoin ETP to begin trading in the U.S. on NYSE Arca

2013 2015 2017 2018 2019 2020 2021 2023 2024

For Financial Professionals Only

100+ grayscale employees 20+ years grayscale leadership team average industry tenure 25bn+ AUM as of 2Q24. 5 territories 10+ dedicated Market Leaders & portfolio consultants 25+ products in market Grayscale has a nationwide presence with dedicated experts in each designated territory The Grayscale Investments Team. firm overview

Product Profile:
Grayscale Bitcoin Mini Trust (“BTC”) for financial professionals only grayscale

Since 2015, Bitcoin has shown low correlation to major segments of global equities and nearly zero correlation to fixed income, broad commodities, precious metals, and major currencies. why bitcoin bitcoin has shown low correlation to traditional asset classes source: Source: Bloomberg as of 12/29/2023 for financial professionals only. bitcoin s&p 500 Nasdaq-100 Russell 2000 MSCI-ACW1 Barclays agg. broad commodities gold precious metals

Source: Bloomberg as of 12/29/2023. SPX Index, NDX Index, RTY Index, MXWD Index, MXWO Index, MXEF Index, LEGATRUU Index, LBUSTRUU Index, LUACTRUU Index, LF98TRUU Index, I02000US Index, I02923US Index, GBIEMXB Index, EMUSTRUU Index, DBCAUCTA Index, XAU Currency, SPGSCI Index, EMFXDBET Index, BGSFXC Index, TRVCI Index, RPARTR Index, Preqin, Hedge Fund Research, Coin Metrics, Grayscale Investments. Monthly returns for US-based investors since 1995 or earliest available date. Bitcoin returns since January 2014; Past performance not indicative of future results. Indexes are unmanaged and it is not possible to invest in an index. why bitcoin? bitcoin may improve risk-adjusted returns Bitcoin has historically outperformed traditional asset classes over a 1, 3, and 5-year period fixed income alternaties crypto public equities

Portfolio construction inclusive of Bitcoin improves the return-for-risk profile (Sharpe Ratio) compared to a 60/40 portfolio.

Including a 2% allocation enhances the average return/risk ratio by an increase of 21%. Source: Bloomberg as of 12/30/23

Note: 2% allocation is for illustrative purposes only. Not financial advice or recommendation. Bitcoin Allocation (2%) Model Shows Additive Portfolio Returns Why Bitcoin? portfolio performance -30% -20% -10% 0% 10% 20% 30% 2015 2016 2017 2018 2019 2020 2021 2022 2023

Significant AUM among Bitcoin Funds: •BTC is among the largest Bitcoin funds by AUM1and boasts a robust and diverse investor base (this is because BTC comes to market via a spin-off of Grayscale's flagship Bitcoin fund, Grayscale Bitcoin Trust (“GBTC”))•Low Cost: •At an expense ratio of 0.15%, BTC has one of the lowest costs of ownership2 of all spot Bitcoin ETPs available on the market. Brokerage fees and other expenses may still apply.• Low Share Price: •BTC’s low share price allows investors to achieve high precision in their exposure to Bitcoin, no matter how big or small their investment may be• Familiar Access: •BTC allows investors to gain exposure to Bitcoin right in their investment accounts, accessed alongside the rest of their portfolio, while avoiding the challenges of buying, storing, and safekeeping the token directly• BTC offers unparalleled exposure with an industry-leading expense ratio of 0.15% Why Choose Grayscale Bitcoin Mini Trust (“BTC”)? GBTC and BTC, exchange traded products, are not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. GBTC and BTC are subject to significant risk and heightened volatility. The Trusts are not suitable for all investors and an investor may lose all their money. 1.$1.75 billion as of 07/31/2024.2.Low cost based on gross expense ratio at 0.15%. See prospectus for additional fee waiver information.

Grayscale Investments 13

The Competitive Landscape: Bitcoin ETPs

How does BTC compare to the top 5 largest spot Bitcoin ETPs by AUM?

	BTC US Equity	IBIT US Equity	FBTC US Equity	ARKB US Equity	BITB US Equity
	Grayscale Bitcoin Mini Trust	**iShares Bitcoin Trust ETF**	**Fidelity Wise Origin Bitcoin Fund**	**ARK 21Shares Bitcoin ETF**	**Bitwise Bitcoin ETF**
	BTC	**IBIT**	**FBTC**	**ARKB**	**BITB**
Sponsor:	Grayscale Investments	iShares Delaware Trust Sponsor	FD Funds Management	21Shares US	Bitwise Investment Advisers
Listing Venue:	NYSE	NASDAQ	CBOE	CBOE	NYSE
Bitcoin Index:	CoinDesk Price Index (XBX)	CME Bitcoin Reference Rate NY (BRRNY)	Fidelity Bitcoin Reference Rate	CME Bitcoin Reference Rate NY (BRRNY)	CME Bitcoin Reference Rate NY (BRRNY)
Index Methodology:	Real-Time	1 Hour Volume Weighted Avg. Price	1 Hour Volume Weighted Avg. Price	1 Hour Volume Weighted Avg. Price	1 Hour Volume Weighted Avg. Price
Bitcoin Custodian:	Coinbase Custody Trust Company	Coinbase Custody Trust Company	Fidelity Digital Asset Services, LLC	Coinbase Custody Trust Company	Coinbase Custody Trust Company
Fund Assets (in $M):	$1,911.00	$21,065.83	$10,508.51	$2,612.14	$2,189.23
Shares Outstanding:	366,950,000	628,160,000	203,950,000	44,375,000	68,180,000
Net Asset Value (NAV):	$5.21	$33.54	$51.52	$58.87	$32.11
Expense Ratio:	0.15	0.25	0.25	0.21	0.20
Fee Waiver Amount:	-	0.03	-	-	-
Waiver End Date:	-	1/12/2025	-	-	-
Net Cost to Investor:	**0.15%**	0.22%	0.25%	0.21%	0.20%
30D Volume[1] (in Shares):	8,702,629	28,901,184	5,999,906	1,843,584	2,368,663
30D Volume[2] (in $):	$46,701,023	$974,484,957	$310,924,361	$109,077,537	$76,503,501
30D Avg. Bid Ask Spread[3]:	$0.010	$0.010	$0.013	$0.031	$0.016
30D Avg. Premium / Discount[4]:	0.12%	0.33%	0.28%	0.31%	0.31%
Net Flows[5] (since 7/31):	$347.92	$909.86	($154.00)	($281.19)	($100.83)

Source: Grayscale and Bloomberg, L.P. as of 8/30/2024. Waiver End Date is the date in which any current waiver in place is expected to end by the Sponsor. Net Cost to Investor is the current net effective total expense ratio for the given ETP. Brokerage and other fees may apply.

See page 28 for additional details.

For Financial Professionals Only

product profile grayscale ethereum mini trust ("ETH") for financial professionals only

Ethereum is a leading blockchain in the context of users, adoption and economic activity why Ethereum Ethereum Ecosystem Daily Active Users (Monthly averages) Source: Artemis, Grayscale Investments. Sum of Ether mainnet and five largest L2s by TVL. Data as of June 30, 2024. For illustrative purposes only. For Financial Professionals Only jan-22 jul-22 jan-23 jul-23 jan-24

Ethereum has shown low correlation to traditional asset classes, providing portfolio diversification *Excess returns. Source: Bloomberg, Grayscale Investments. Correlation of monthly returns from Jan 2019 through May 2024. Additional indices include MISCI All Country World Index. Bloomberg-Barclays High Yield Bond Index, Bloomberg-Barclays Investment Grade Corporate Bond Index, and S&P/GSCI. Past performance not indicative of future results. Indexes are unmanaged and it is not possible to invest in an index. For Financial Professionals Only Risky Asset Correlations with S&P 500 0.0 0.1 0.2 0.3 0.4 0.5 0.6 0.7 0.8 0.9 1.0 s&P 500 Nasdaq 100 international stocks high yield corporate bonds investment grade corporate bonds commoditites ehtereum bitcoin

Why Ethereum? Ethereum May Improve Risk-Adjusted Returns $200 Index, Jan 2019 = 100 - Traditional 60/40 Portfolio $180 +2% ETH +5% ETH +1% ETH & 1% BTC $160 $140 $120 $100 2.5% ETH & 2.5% BTC Jan-19 Jul-19 Hypothetical Impact of Adding Crypto to 60/40 Portfolio Jan-20 Jul-20 Index performance is not illustrative of fund performance. One cannot invest directly in an index. Grayscale Investments 17 jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Source: Bloomberg, Grayscale Investments. Traditional 60/40 portfolio based on S&P 500 and Bloomberg-Barclays US Treasury Index. Data as of May 2024. Past performance not indicative of future results. For Financial Professionals Only

G

Largest AUM of Low-Fee Ethereum Funds: •ETH is among the largest spot Ether ETPs by AUM1within the low-cost cohort, and boasts an existing robust and diverse investor base (this is because ETH comes to market as a spin-off of Grayscale’s flagship Ether fund) Low Cost: •At an expense ratio of 0.15%, ETH has one of the lowest costs of ownership2 of all spot Ether ETPs available on the market. Brokerage fees and other expenses may still apply. •Low Share Price: •ETH’s low share price allows investors to achieve the most precision in their exposure to Ether, no matter how big or small their investment may be• Familiar Access: •ETH allows investors to gain exposure to Ether right in their investment accounts, accessed alongside the rest of their portfolio, while avoiding the challenges of buying, storing, and safekeeping crypto directly. Why Choose Grayscale Ethereum Mini Trust (“ETH”)? ETH offers unparalleled exposure with an industry-leading expense ratio of 0.15% Grayscale Ethereum Mini Trust ("ETH"), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. ETH is subject to significant risk and heightened volatility. The Trust is not suitable for all investors and an investor may lose all their money.

1.Data as of 09/30/24.2.Low cost based on gross expense ratio at 0% for the first 6 months of trading for the first $2.0 billion. After the fund reaches $2.0 billion in assets or after 6-month waiver period, the fee will be 0.15%. See prospectus for additional fee waiver information. For Financial Professionals Only

Grayscale Investments 19

The Competitive Landscape: ETH ETPs

How does ETH compare to the top 5 largest spot Ether ETPs by AUM?

	ETH US Equity	ETHA US Equity	FETH US Equity	ETHW US Equity	CETH US Equity
	Grayscale Ethereum Mini Trust	**iShares Ethereum Trust ETF**	**Fidelity Ethereum Fund**	**Bitwise Ethereum ETF**	**21Shares Core Ethereum ETF**
	ETH	**ETHA**	**FETH**	**ETHW**	**CETH**
Sponsor:	Grayscale Investments	iShares Delaware Trust Sponsor	FD Funds Management	Bitwise Investment Advisers	21Shares US
Listing Venue:	NYSE	NASDAQ	CBOE	NYSE	CBOE
Ether Index:	CoinDesk Ethereum Price Index (ETX)	CME CF Ether Reference Rate	Fidelity Ethereum Reference Rate	CME CF Ether Reference Rate	CME CF Ether Reference Rate
Index Methodology:	Real-Time	1 Hour Volume Weighted Avg. Price	1 Hour Volume Weighted Avg. Price	1 Hour Volume Weighted Avg. Price	1 Hour Volume Weighted Avg. Price
Ether Custodian:	Coinbase Custody Trust Company	Coinbase Custody Trust Company	Fidelity Digital Asset Services, LLC	Coinbase Custody Trust Company	Coinbase Custody Trust Company
Fund Assets (in $M):	$924.85	$843.71	$322.77	$239.21	$9.54
Shares Outstanding:	391,569,000	43,360,000	12,850,000	13,280,000	760,000
Net Asset Value (NAV):	$2.36	$19.02	$25.12	$18.01	$12.55
Expense Ratio:	0.15	0.25	0.25	0.20	0.21
Fee Waiver Amount:	0.15	0.13	0.25	0.20	0.00
Waiver End Date:	1/23/2025	7/23/2025	12/31/2024	1/23/2025	1/23/2025
Net Cost to Investor:	**0.00%**	0.12%	0.00%	0.00%	0.00%
*30D Volume[1] (in Shares):	15,071,991	3,454,386	760,814	429,346	122,078
*30D Volume[2] (in $):	$37,862,308	$69,587,831	$19,990,316	$8,250,632	$1,621,925
*30D Avg. Bid Ask Spread[3]:	$0.010	$0.011	$0.029	$0.032	$0.019
*30D Avg. Premium / Discount[4]:	0.18%	0.29%	0.20%	0.27%	0.25%
Net Flows[5] (since 7/23):	$239.33	$1,012.79	$392.90	$314.02	$10.76

Waiver End Date is the date in which any current waiver in place is expected to end by the Sponsor. Net Cost to Investor is the current net effective total expense ratio for the given ETP.

See page 28 for additional details.

For Financial Professionals Only

Resources & Education for Financial Advisors for financial professionals only grayscale

•Grayscale has a 10-year track record of educating financial advisors on Bitcoin and the crypto asset class.••The Grayscale Distribution & Partnerships Team and Grayscale Research Team lead educational teach-ins, webinars, and meetings for financial advisors.••Financial advisors access Grayscale educational resources for client conversations about crypto.••To access educational resources or schedule a teach-in, contact info@grayscale.com. Grayscale is committed to educating financial advisors about crypto. overview monthly updates videos market bytes client dashboard webinars wow charts for financial professionals only

Grayscale Investments 22

Grayscale Research

Grayscale Research provides institutional thought leadership for crypto.

- Grayscale Research publishes market commentary, short-form, and long-form research on the crypto asset class.
- **90+** reports available at www.grayscale.com/research.
- Recent reports:
  - The Role of Crypto in a Portfolio
  - Bitcoin Renaissance: The Evolution of the World's First Public Blockchain
  - The State of Ethereum


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Your Ethereum Questions Answered
As the U.S. market prepares for possible regulatory approval for Ethereum exchange-traded products ("ETPs"), some investors may be looking to learn more...
AI Is Coming – Crypto Can Help Make It Right
Grayscale Research explores the issues caused by centralization and how decentralized AI can help solve some of its problems— and discusses where the...
07/17/2024
June 2024: Supply Overhang Weighs on Bitcoin
Ongoing and expected selling pressure from a variety of sources weighed on Bitcoin and crypto markets more broadly during June. However, fundamentals for the asse...
Grayscale Research Insights: Crypto Sectors in Q3 2024
Our Crypto Sectors framework shows mixed performance across the asset class year to date, despite large price gains for Bitcoin. Like public equity markets, crypto...
06/26/2024

For Financial Professionals Only

Grayscale provides The Bitcoin Book and The Ethereum Book (in-process) for financial advisors. Grayscale Bitcoin Book 58 pages bitcoin investing begins here

Grayscale Investments 24

Grayscale Webinars & Videos

Grayscale webinars and videos are educational resources for investors and financial advisors.

- Grayscale produces webinars to educate financial advisors on Bitcoin, Ethereum, and other crypto market concepts.
- **13** webinars available at www.grayscale.com/research.
- Additional webinars distributed by RIAChannel.
- **40+** educational videos available on Grayscale's YouTube channel.
- Grayscale Head of Research (Zach Pandl) featured in WSJ, Bloomberg, CNBC, and at industry conferences.


Market Update | The Debut of Spot Bitcoin ETFs
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Grayscale Product Resources Grayscale product resources are available for financial advisors. GRAYSCALE GBTC Grayscale Bitcoin Trust ETF As of 03/28/2024 Grayscale pioneered access to Bitcoin through its launch of Grayscale Ditcoin Trust in 2013- the first Bitcoin fund of its kind. On 01/11/2024, GBTC upliated to NYSE Arca as Greyscale Bitcoin Trust TC, under the same ticker GBTC offers Investors the following advantages: Efficient Exposure to Bitcoin GBTC offers investors access to Bitcoin in the form of an exchange traded fund, listed on the New York Stock Exchange. Each shere In Grayscale Bitcoin Trust ETF represents ownership in the Trust, the sole assets of which are Bitcoin. The Fund is not a fund registered under the Investment Company Act of 1940, as amended ("1940 Act"), and is no: subject to regulation under the 1940 Act, unlike most exchange traded products or ETFS. Liquidity & Flexibility Sponsored by the world's largest crypto asset manager* GRTC holds over 17% of the total Bitcoin Eupply** Shares of GBTC can be bought End sold continuously during U.S. trading hours. *aced or AM as of 03/06/2004 **As of 03/28/2024 based on percent of total biccin supply Growth of Hypothetical $10.000 (since incepcion) The 13,500 Bitcoin investing begins here Track the Price of Bitcoin The spot price of Bitcoin is determined by market participants across multiple constituent tracing platforms. Each constituent trading platform is weighted proportionally to its trailing 24-hour liquidity with adjustments for price variance and inactivity. The methodology and data for this price calculation can be found on coindesk.com/ indices/xbx. Managed by a Crypto Specialist As CBTC's sponsor since inception, Grayscale is one of the only asset managers with a decade of experience operating a Bitcoin investment vehicle that is regulated by the U.S. Securities Exchange Commission. Investment Objective Shares (based on BTC per Share) are designed to reflect the value of NTC held by the Trust. determined by reference to the Inclex Price, less the Trust's expenses and other liabilities. Bitcoin is a digital asset that is created and transmitted through the operations of the peer-to-peer Bitcoin Network, a decentralized network of computers that operates on cryptographic protocols The Bitcoin Network a lowe people to exchange tokere of value. Bitcoins, which are recorded on a public transaction ledger known as a Blockchain. What is a Crypto ETF? ETF 101 with Grayscale An ETF, or Exchange-Traced Fund, is a wrapper for a single esset or besket of assets that trades throughout the day on the equities market. Early ETFs were designed to track well-known equity indices. Instead of having to purchase shares of every single stock in an index, FTFs enabled investors to buy one security providing the same exposure in a much more efficient and convenient way. Today, ETFs have matured and evolved to cover an even wider range of asset classes. ETFs provide investors with the opportunity to access fixed income, international equities, commodities, futures, and other exposures through both passive and active strategies. Now, investors can access crypto through a familiar Investment vehicle with the ease and benefits it has provided across almost al other asset classes. Crypto Access Tools

Let's take a closer look at how this works for Bitcoin Bitcoin ETFs offer investors access to Bitcoin with the ease of the ETF wrapper: transparent reporting convenience, and elimination of the challenges of buying, storing, and safekeeping bitcoin directly. The table below shows different ways Investors can access Bitcoin exposure and some of the benefits of using a spot Bitcoin ETF as the vehicle of choice. Spot bitcoin Et Bitcoin Futures Spot Bitcoin Bitcoin Futures Fis Wrapped physical Wrapped synthetic Phycical Synthetic tvpg BTC Fact Sheet 56000.000.00 55.000.000.00 $3,000,000.00 22.000.000.00 $1,000,000.00 $0.00 тудыра 82521 Chances of C Past performance does not guarantos future reculte. Investment ratumand principal value et an investment wil tutust so that an investor's shares sold or redeemed, may be worth more or less then their Originalusi. Current performance may be higher or lower than the performance quoted. Performance Storage/ Custody Held in brokerage account Held in brokerage account Requires digital asce: wallet Since NVSE Upleting (%) Held in brokerage account if axchange-listed зм VTD 11 3V SV Since Incaption NAV 14.01 K X 32.82 Price 1415 к X X 55.25 1413 к X X X X 51.30 FARS & Expense ratio Expence ratio Exocnooo Nee work transaction fees Mergin (beyond requirements + roll costs trading) Full History (%) Frent M IM A IV EV NON 14.0 6708 160.98 440 7234 15 13.30 7700 The fund subject to significant risk, high volatility, and all of the principal. The thefundable for all inventors www.greyscale.com info@grayscala.com | (212) 568-1427 Product Fact Sheets For Financial Professionals Only GRAYSCALE A spot crypto ETF eliminates the need for Investors seeking crypto exposure to Identify a crypto exchange, create a wallet, link a bank account, and manage storage of their tokens. Instead, investors can now invest in Grayscale FTF through their existing brokerage account. CTCs can generally be purchased through tax-advantaged accounts like IRAs, Roth IRAs, and 401()s which is not universally supported for direct crypto Investments. grayscale.com info@graysca eccm Crypto ETF Overviews Diversified Portfolios Grayscale Investments 25 Investor Deck | 10 220 200 180 Stocks/Bonds / Crypto 80%/10% 0% -580%/39%/3% Hypothetical Growth of $100 Portfolio 59%/100%1% -57%/38%/6% 160 140 120 100 80 Jan 19 Jul 19 Jan 20 Jul 20 Jan 21 Jul 21 Jan 22 Jul 22 Jan 23 Jul 23 Jan 24 Stocks/Bonds/Crypto Total Return (Cumulative) Excess Return (vs 60/40) Total Return (Annualized) Risk (Annualized StdDev) Portfolio Sharpe Ratio Maximum Drawdown 60%/40%/0% 71.2% 0.0% 10.4% 12.6% 067 -215% 59%/40% / 1% 76.5% 54% 11.0% 12.6% 0.72 -215% 58%/39%/3% 89.1% 57%/38%/5% 102.3% 17.9% 12.4% 12.9% 0.81 -22.0% 31.1% 13.8% 13.3% 0.89 -23.1% source Bloomberg Performance la shown from January 1, 2019 through January 31 2024 Stocks are represented by the Shares MSO ACWIETF (ACWIUS Equity Pool Bonds are represented by the Bloomberg Global Aggregate Inder LEGATRUU Inook Crypto Bakot to represented by the Grayscale Digital Large Cap FundiCDLC US Equity Net A Value Per Share Component set weight are rounded to the nearest whole percentage and are eet se shown Stocks & Ponds do not perfectly marta 60/40 weighing due to rourcing, Pariflorerete anced to their target weighting on the first day of each quana. Portfolio Sharpe Ratio le calculated as the annualized excess return at the portfolio over the 3-year US Treasury Yield chided by the annualized mandard deviation of daily portalo resume Annualed figuresare based on 252 trading days Portfolice are for Ilustredive purses only and don't reflect the inclusion or other alternatives cat categories investors cennet invest directly in on indos

HYPOTHETICAL SIMULATED PERFORMANCE RESULTS HAVE CERTAIN INHERENT LIVIESTIONS Tereno guarantee the the make corcitione during the pat perico will be present in the future. Rather, it is most likely that the future market conditions will differ signicantly from those of this par parice, which could have arterially adverse impact on future returns. Un an actual performansa record shrulated results do not represent actual trading or the costs of managing the portfolio. Also ahoa the trecere not actually boon crocuted, the route may have under or oversperate for the impoet, it eny, of certain marker foctors such as lack of liquidity. Simulcted trading programs in gonore are also subject to the fact that they are designed with the benent of hindagh NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL ORISKELY TO ACHIEVE PROFITEOR LOSSES SIMILAR TO THOSE SHOWN PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS We selected the timeframe for our colds because we believe broadly sanctitutes the most complace historioa detons for the digital costs that we have chosen to analyze Not inclusive of any feanor expenses for growth of portfolio

For Financial Professions Only

Grayscale Investor Deck

This material must be preceded or accompanied by the current BTC Prospectus: https://etfs.grayscale.com/btc-prospectus.

This material must be preceded or accompanied by the current ETH Prospectus: https://etfs.grayscale.com/eth-prospectus.The Grayscale Bitcoin Trust ("GBTC" or the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for BTC, ETH, and GBTC. The Trusts hold Bitcoin or Ether; however, an investment in the Trusts is not a direct investment in Bitcoin or Ether. An investment in GBTC, BTC, and ETH (each a “Trust” and collectively the “Trusts”) involves risks, including possible loss of principal. The Trusts hold Bitcoin and Ethereum; however, an investment in the Trusts is not a direct investment in Bitcoin and Ethereum. As non-diversified and single industry funds, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset trading platforms may impact the value of Bitcoin and Ethereum, and consequently the value of the Trusts. Digital Asset Risk Disclosures Digital assets represent a new and rapidly evolving industry. The value of the Trusts depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of the Trusts relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number offactors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the values of GBTC and BTC are correlated with the value of Bitcoin, it is important to understand the investment attributes of, and the market for, the underlying digital asset. . Because the value of ETH is correlated with the value of Ether, it is important to understand the investment attributes of, and the market for, the underlying digital asset.

HYPOTHETICAL SIMULATED PERFORMANCE RESULTS HAVE CERTAIN INHERENT LIMITATIONS. There is no guarantee that the market conditions during the past period will be present in the future. Rather, it is most likely that the future market conditions will differ significantly from those of this past period, which could have a materially adverse impact on future returns. Unlike an actual performance record, simulated results do not represent actual trading or the costs of managing the portfolio. Also, since the trades have not actually been executed, the results may have under or over-compensated for the impact, if any, of certain market factors, such as lack of liquidity. Simulated trading programs in general are also subject to the fact that they are designed with the benefit of hindsight. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.The hypothetical simulated performance results are based on a model that used inputs that are based on assumptions about a variety of conditions and events and provides hypothetical, not actual results. As with all mathematical models, results may vary significantly depending upon the value of the inputs given, so that a relatively minor modification of any assumption may have a significant impact on the result. Among other things, the hypothetical simulated performance calculations do not take into account all aspects of the applicable asset’s characteristics under certain conditions, including characteristics that can have a significant impact on the results.Further, in evaluating the hypothetical simulated performance results herein, each prospective investor should understand that not all of the hypothetical assumptions used in the model are described herein, and conditions and events that are not accounted for by the model may have a significant adverse effect on the performance of the assets described herein. Prospective investors should consider whether the behavior of these assets should be tested based on different and/or additional assumptions from those included in the information herein. IN ADDITION TO OTHER DIFFERENCES, PROSPECTIVE INVESTORS IN A PRODUCT SHOULD NOTE THE FOLLOWING POTENTIALLY SIGNIFICANT DIFFERENCES BETWEEN THE ASSUMPTIONS MADE IN THE HYPOTHETICAL SIMULATED PERFORMANCE RESULTS INCLUDED HEREIN AND THE CONDITIONS UNDER WHICH A PRODUCT WILL PERFORM, WHICH COULD CAUSE THE ACTUAL RETURN OF SUCH PRODUCT TO DIFFER CONSIDERABLY FROM RETURNS SET FORTH BY THE HYPOTHETICAL SIMULATED PERFORMANCE, TO BE MATERIALLY LOWER THAN THE RETURNS AND TO RESULT IN LOSSES OF SOME OR ALL OF THE INVESTMENT BY PROSPECTIVE INVESTORS: FOR EXAMPLE, EACH TRUST WILL HOLD ONLY ONE DIGITAL ASSET, WHEREAS THE HYPOTHETICAL SIMULATED PERFORMANCE RESULTS ARE INTENDED TO SHOW HYPOTHETICAL PERFORMANCE OF AN INVESTMENT MULTIPLE DIGITAL ASSETS. IN ADDITION, THE GENERAL MARKET DATA USED IN THE HYPOTHETICAL SIMULATED PERFORMANCE RESULTS DO NOT REFLECT ACTUAL TRADING ACTIVITY AND COULD NOT BE REPLICATED BY A PRODUCT IN ITS ACTUAL TRANSACTIONS. If actual trading activity was executed at levels that differed significantly from the general market data used in the hypothetical simulated performance, the actual returns achieved would have varied considerably from the results of the hypothetical simulated performances and could have been substantially lower and could result in significant losses. IN ADDITION, THE HYPOTHETICAL SIMULATED PERFORMANCE RESULTS DO NOT ASSUME ANY GAINS OR LOSSES FROM TRADING AND THEREFORE DO NOT REFLECT THE POTENTIAL LOSSES, COSTS AND RISKS POSED BY TRADING AND HOLDING ACTUAL ASSETS. The hypothetical simulated performance results do not reflect the impact the market conditions may have had upon a Product were it in existence during the historical period selected. The hypothetical simulated performance results do not reflect any fees incurred by a Product. If such amounts had been included in the hypothetical simulated performance, the results would have been lowered. AS A RESULT OF THESE AND OTHER DIFFERENCES, THE ACTUAL RETURNS OF A PRODUCT MAY BE HIGHER OR LOWER THAN THE RETURNS SET FORTH IN THE HYPOTHETICAL SIMULATED PERFORMANCE RESULTS, WHICH ARE HYPOTHETICAL AND MAY NEVER BE ACHIEVED. Reasons for a deviation may also include, but are by no means limited to, changes in regulatory and/or tax law, generally unfavorable market conditions and the Risk Factors set forth below.

Slide 13: The Competitive Landscape: spot Bitcoin ETPs 1.30D Volume (in Shares) is the average daily volume, in shares, based on the trailing 30 trading days as of and inclusive of 8/30/2024.2.30D Volume (in $) is the average daily volume, in notional value, based on the trailing 30 trading days as of and inclusive of 8/30/2024.3.30D Avg. Bid Ask Spread in the average daily spread between bid and offer for the given ETP, based on the trailing 30 trading days as of and inclusive of 8/30/2024.4.30D Avg. Premium / Discount is the absolute value of the daily premium and/or discount for the given ETP, on average, based on the trailing 30 trading days as of and inclusive of 8/30/2024. The absolute value is offered to show the average of the true magnitude of the investor’s experience away from det Asset Value, regardless of direction.5.Net Flows is the total, aggregate dollar amount of net creations or redemptions since 7/31, as of 8/30/2024.● Slide 19: The Competitive Landscape: spot Ether ETPs 1.30D Volume (in Shares) is the average daily volume, in shares, based on the trailing 30 trading days as of and inclusive of 8/30/20242.30D Volume (in $) is the average daily volume, in notional value, based on the trailing 30 trading days as of and inclusive of 8/30/20243.30D Avg. Bid Ask Spread in the average daily spread between bid and offer for the given ETP, based on the trailing 30 trading days as of and inclusive of 8/30/2024.4.30D Avg. Premium / Discount is the absolute value of the daily premium and/or discount for the given ETP, on average, based on the trailing 30 trading days as of and inclusive of 8/30/2024. The absolute value is offered to show the average of the true magnitude of the investor’s experience away from Net Asset Value, regardless of direction. 5.Net Flows is the total, aggregate dollar amount of net creations or redemptions since 7/23, as of 8/30/2024. The S&P 500 Index is a market-capitalization-weighted index that measures the performance of 500 of the largest publicly traded companies in the United States. The Nasdaq 100 (NDX) Index is a stock index of the 100 largest companies by modified market capitalization trading on Nasdaq exchanges. The MSCI ACWI (MXWD) captures large and mid cap representation across 23 Developed Markets (DM) and 24 Emerging Markets (EM) countries. The Bloomberg US Corporate High Yield Bond (LF98TRUU)Index measures the USD-denominated, high yield, fixed-rate corporate bond market. The S&P Goldman Sachs Commodity Index (S&P/GSCI) is a composite index of commodity sector returns representing an unleveraged, long-only investment in commodity futures that is broadly diversified across the spectrum of commodities. RTY Index is the Russell 2000 Index, which measures the performance of the 2,000 smallest companies in the Russell 3000 Index, representing a broad spectrum of small-cap stock. MXWO Index is the MSCI World Index includes large and mid-cap stocks from 23 developed markets but excludes emerging markets. MXEF Index is the MSCI Emerging Markets Index captures large and mid-cap representation across 26 emerging market countries. LEGATRUU Index is the Bloomberg Barclays Global Aggregate Bond Index, which provides a broad-based measure of the global investment-grade fixed-rate debt markets. LBUSTRUU Index is the Bloomberg Barclays US Aggregate Bond Index, a benchmark measuring the performance of the total US investment-grade bond market. LUACTRUU Index represents the Bloomberg Barclays US Corporate Index, which measures the investment-grade, fixed-rate, taxable corporate bond market. GBIEMXB Index is the JPMorgan GBI-EM Global Diversified Index, which tracks local currency bonds issued by emerging market governments. EMUSTRUU Index is the Bloomberg Barclays Euro Aggregate Bond Index, a broad benchmark for the euro-denominated investment-grade bond market. XAU Currency is the spot price of gold, typically quoted in USD per ounce. EMFXDBET Index is the J.P. Morgan Emerging Markets Currency Index, which tracks the performance of emerging market currencies. The FTSE Venture Index (TRVCI) measures the value of the US-based venture capital private company universe. The Advanced Research Risk Parity Index (RPARTR) tracks the performance of a multi-asset strategy that balances risk equivalently among four broad asset classes: global equities, commodities, U.S. Treasury Inflation-Protected Securities (TIPS) and U.S. Treasury Futures. The Bloomberg GSAM FX Carry Index (BGSFXC) provides an equal risk weighted exposure to a portfolio containing the G10 FX Carry and EM FX Carry strategies. The DB Cross Asset CTA Trend (DBCAUCTA) Index is an index that reflects the returns of a trend-following strategy across multiple asset classes.

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Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.www.grayscale.com